Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final For Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS SECOND QUARTER FISCAL YEAR 2010 NET SALES

Second Quarter Comparable Store Sales Increase 0.2%

August Comparable Store Sales Increase 0.9%

ST. LOUIS, Mo. September 2, 2010 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 237 stores, today reported net sales for the July and August 2010 and second quarter fiscal 2010 periods.

For July, the four-week period ended July 31, 2010, net sales increased to $11.9 million, compared to $11.3 million in the same period last year.  Comparable store sales (sales for stores open at least one year or more) for the four-week July 2010 period increased 7.8%, compared to a decrease of 5.5% for the four-week period ended August 1, 2009.

For the thirteen weeks ended July 31, 2010, the Company’s second fiscal quarter, net sales were $43.3 million, down from $43.7 million for the thirteen weeks ended August 1, 2009. Comparable store sales for the second quarter of fiscal 2010 increased 0.2%, compared to a comparable store sales increase of 0.7% for the second quarter of fiscal 2009.

For the twenty-six week year-to-date period ended July 31, 2010, net sales were $86.8 million, decreasing 2.1% from $88.7 million in the twenty-six week period ended August 1, 2009. Comparable store sales for the first half of fiscal 2010 decreased 0.7%, compared to an increase of 2.8% in the first half of last year.

For August, the four-week period ended August 28, 2010, net sales decreased to $11.1 million, down from $11.2 million in the same period last year. Comparable store sales for the four-week August 2010 period increased 0.9%, compared to a decrease of 10.3% for the four-week period ended August 29, 2009.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our second quarter sales results included a sequential improvement in our comparable store sales trend as the quarter progressed with comps turning positive in July, driven by increased promotional activity in sandals. Our comp trend continued positively in August, with a good early response to our fall assortments particularly boots, dress shoes and casual footwear. As we look ahead, we expect to deliver comparable store sales growth for the fall season fueled by the strength of our trend-right fashion assortments and the introduction of new brands, as well as easier comparisons to the prior year.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 237 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S CURRENT REPORT ON FORM 8-K FILED ON AUGUST 27, 2010 AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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